Exhibit 2.4

Common Stock Purchase Agreement

THIS AGREEMENT is entered into as of this 25th day of July, 2014, by and among Zhou Jian and Zhou Deng Rong, with an office at North 312 East Hawii, Yanjiao Sanhe, Hebei China, and Xiangtian (USA) Air Power Co., Ltd. the “Company”), with a principal office located at c/o Luck Sky International Investment Holdings Limited, Unit 4112A-13 Office Tower, Convention Plaza 1 Harbour Road, WanChai, Hong Kong, People’s Republic of China collectively referred to as the “Parties”.

WHEREAS, Zhou Jian and Zhou Deng Rong are the sole shareholders of Sanhe City LuckSky Electrical Engineering Limited (“Sanhe”), a PRC corporation, and Zhou Jian and Zhou Deng Rong own 97% and 3%, respectively of the issued and outstanding shares of common stock of Sanhe; and

WHEREAS, Sanhe and Luck Sky (Shen Zhen) Aerodynamic Electricity Limited (“LuckSky Shen Zhen”), an indirect-wholly owned subsidiary of the Company, and Zhou Jian and Zhou Deng Rong Sellers have entered into a series of agreements known as variable interest agreements (the “VIE Agreements”) pursuant to which Sanhe became LuckSky Shen Zhen’s contractually controlled affiliate, including the Framework Agreement on Business Cooperation, the Exclusive Management Agreement, Consulting and Training and Technical Services Agreement, the Exclusive Option Agreement, the Equity Pledge Agreement, the Know-How Sub-License Agreement and the Power-of-Attorney.

WHEREAS, in consideration for the execution of the VIE Agreements, the Company desires to issue to Zhou Jian and Zhou Deng Rong, and Zhou Jian and Zhou Deng Rong desires to accept, an aggregate of 273,042,000 shares of Common Stock of the Company (the “Shares”), upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the undertakings and commitments contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

SALE OF THE SHARES

Section 1.1      Sale of the Shares. Subject to the terms and conditions set forth in this Agreement, the Company agrees to issue to Zhou Jian and Zhou Deng Rong, 264,850,740 and 8,191,260 Shares, respectively, in consideration for the execution and delivery of the VIE Agreements. The Shares shall be issued upon the execution of this Agreement.

ARTICLE 2

CLOSING AND DELIVERY

Section 2.1       Closing Date. Upon the terms and subject to the conditions set forth herein, the consummation of the issuance of the Shares (the “Closing”) shall be held on the date of this Agreement or on such other date as the Company and Zhou Jian and Zhou Deng Rong may mutually agree (the day on which the Closing takes place being referred to herein as the “Closing Date”).

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Section 2.2     Delivery at Closing. At the Closing, the Company shall deliver to Zhou Jian and Zhou Deng Rong stock certificates representing the Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND SANHE

Zhou Jian and Zhou Deng Rong jointly and severally represent and warrant to the Company that:

Section 3.1     Authorization; No Agreements. The execution, delivery and performance by Zhou Jian and Zhou Deng Rong of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby are within Zhou Jian and Zhou Deng Rong’s powers. This Agreement has been duly and validly executed and delivered by Zhou Jian and Zhou Deng Rong and is a legal, valid and binding obligation of Zhou Jian and Zhou Deng Rong, enforceable against Zhou Jian and Zhou Deng Rong in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and other laws of general application affecting enforcement of creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance by Zhou Jian and Zhou Deng Rong of this Agreement do not violate any contractual restriction contained in any agreement that binds or affects or purports to bind or affect Zhou Jian and Zhou Deng Rong. Except as provided in the VIE Agreements, Zhou Jian and Zhou Deng Rong are not a party to any agreement, written or oral, creating rights in respect of any of their shares of capital stock of Sanhe.

Section 3.2       Ownership. Zhou Jian and Zhou Deng Rong are the lawful owners of 97% and 3%, respectively, of the capital stock of Sanhe, constituting all of the issued and outstanding capital stock of Sanhe. Except as may be provided in the VIE Agreements, at the Closing there will be no outstanding or authorized options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase, issuance or sale of any of the capital stock of Sanhe, or any arrangements that require or permit any of the capital stock of Sanhe to be voted by or at the discretion of anyone other than Zhou Jian and Zhou Deng Rong.

Section 3.3       Financial Statements. The financial statements of Sanhe for the period ended December 31, 2013 and the three months ended Mach 31, 2014 comply in all material respects with applicable accounting requirements. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

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Section 3.4      Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of Sanhe threatened against or affecting, Sanhe or any of its assets or properties before any court or arbitrator or any governmental body, agency or official. Sanhe is not subject to any outstanding judgment, order or decree. Neither Sanhe, any officer, key employee of Sanhe nor Zhou Jian and Zhou Deng Rong in his, her or its capacity as such, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or any other government agency.

Section 3.5      Filings, Consents and Approvals. Neither Zhou Jian and Zhou Deng Rong, nor Sanhe are required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or governmental authority or other Person in connection with the execution, delivery and performance of this Agreement.

Section 3.6      Compliance. Sanhe: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Sanhe under), nor has Sanhe received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body and (iii) is not and has not been in violation of any statute, rule or regulation of any governmental authority.

Section 3.7      Investment Purposes. Zhou Jian and Zhou Deng Rong are acquiring the Shares, for their own account, for investment purposes only and not with a view to resale or other distribution thereof, nor with the intention of selling, transferring or otherwise disposing of all or any part of such Shares, or any interest therein, for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing of such Shares made in full complia with all applicable provisions of the Securities Act of 1993 (the "Act") and the Securities Exchange Act of 1934 ("Exchange Act"), and the Rules and Regulations promulgated by the Securities and Exchange Commission thereunder, all as amended; and that the Shares must be held indefinitely unless they are subsequently registered under the Act, or an exemption from such registration is available. Zhou Jian and Zhou Deng Rong acknowledge that appropriate legends will be placed on the certificates representing the Shares.

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ARTICLE 4

REPRESENTATIONS OF THE COMPANY

The Company represents and warrant to Zhou Jian and Zhou Deng Rong, as follows:

Section 4.1      Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to issue the Shares execute this Agreement.

Section 4.2     Execution and Delivery. The execution, delivery and performance by the Company’s execution and delivery of this Agreement is within Company’s power and does not i) conflict with or violate any provision of Sanhe’s Certificate or Articles of Incorporation, Bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which Sanhe is a party or by which any property or asset of Sanhe is bound or affected or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Sanhe or the Subsidiary is subject, or by which any property or asset of Sanhe is bound or affected or (v) require any filing with, or permit, authorization, consent of approval of, any governmental entity, except for the filings required to be filed with the SEC pursuant to the execution of this Agreement.

Section 4.2       Capitalization.

(a)       The Company has 258,000,000 shares of common stock issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. No securities of the Company are entitled to preemptive or similar rights, and no person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated hereby. Except as a result of the purchase and sale of the Shares, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations, convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of common stock. The issuance and sale of the Shares will not obligate the Company to issue shares of common stock or other securities to any person (other than the Company) and shall not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(b)       There are no outstanding obligations, contingent or otherwise, of the Company to redeem, purchase or otherwise acquire any capital stock or other securities of the Company.

(c)       The Shares shall be duly authorized for issuance when delivered in accordance with the terms of this Agreement, and shall be validly issued, fully paid and nonassessable and the issuance of said shares shall not be subject to any preemptive or other similar right, and shall represent fifty-one and four tenths percent (51.4%) of the issued and outstanding shares of common stock of the Company on a fully diluted basis..

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Section 4.3       Binding Effect. This Agreement, when executed and delivered by the Company shall be irrevocable and will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and other laws of general application affecting enforcement of creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4       SEC Reports, Financial Statements, Shell Company Status.

(a)       The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, as a public reporting company (the foregoing materials being collectively referred to herein as “SEC Reports”), including the annual report on Form 10-K and an amended Form 10-K, for the fiscal year ended July 31, 2013 and the quarterly reports on Form 10-Q and amended Form 10-Q for the periods ended October 31, 2013, January 31, 2014 and April 30, 2014. Except with respect to the restatement as described in the Company’s Form 8-K filed in July 2014, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)       Except with respect to the restatement as described in the Company’s Form 8-K filed in July 2014, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(c)       Since the date of the filing of its annual report on Form 10-K for the period ended July 31, 2013, except as specifically disclosed in the SEC Reports, the Company has been a shell company as defined in the Exchange Act.

Section 4.5       Public Company Status. The Company’s common stock is approved for listing and quoted on the Over-The-Counter Automated Quotation System (the “OTC”) and the Company has and continues to satisfy all of the requirements of the OTC for such listing and for the trading of its common stock thereunder. The Company has not been informed, nor has knowledge, that FINRA or any other regulatory agency will take action to cease the Company’s common stock from being quoted on the OTC.

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Section 4.6       Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of the Company threatened against or affecting, the Company or any of its assets or properties before any court or arbitrator or any governmental body, agency or official. The Company is not subject to any outstanding judgment, order or decree. Neither the Company, nor any officer, key employee nor 5% stockholder of the Company in his, her or its capacity as such, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or any other government agency. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

Section 4.7      Compliance. The Company: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body and (iii) is not and has not been in violation of any statute, rule or regulation of any governmental authority.

ARTICLE 5

MISCELLANEOUS

Section 5.1       Notices. All notices, requests and other communications to any party hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid, to the addresses first set forth above.

With a copy to:              Steven W. Schuster, Esq.
  McLaughlin & Stern LLP
  260 Madison Ave., 18th Floor
  New York, NY 10016
  Facsimile: (212) 448-0066

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date delivered personally or by overnight delivery service or telecopied or, if mailed, five (5) business days after the date of mailing. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

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Section 5.2      Amendments; No Waivers.

(a)       Any provision of this Agreement with respect to transactions contemplated hereby may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Zhou Jian and Zhou Deng Rong and the Company; or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.3      Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that the Company shall have the right to assign this Agreement to an affiliate of such Company and no other party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, but any such transfer or assignment will not relieve the appropriate party of its obligations hereunder.

Section 5.4       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

Section 5.5      Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York, Borough of Manhattan, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.1 shall be deemed effective service of process on such party. Each party hereto (including its affiliates, agents, officers, directors and employees) irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 5.6       Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto has received counterparts hereof signed by all of the other parties. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

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Section 5.7       Entire Agreement. This Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 5.8      Captions. The captions are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

Section 5.9      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parties. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 5.10     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the its terms and that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, each of the following individuals has caused this Agreement to be signed, and each party that is not an individual has caused this Agreement to be duly executed under seal by its respective authorized officers, all as of the day and year first above written.

/s/ Zhou Deng Rong
Zhou Deng Rong

/s/ Zhou Jian
Zhou Jian

COMPANY:

Xiangtian (USA) Air Power Co., Ltd.

By:	/s/ Zhou Deng Rong
Name: Zhou Deng Rong
Title: Chief Executive Officer

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